UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2009 (August 30, 2009)

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Mohegan Tribal Gaming Authority (the “Authority”) is governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the “Tribal Council”), the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board. The registered voters of the Tribe elect all members of the Tribal Council.

On August 30, 2009, the Tribe announced the results of an election held that day wherein five of the nine seats on the Tribal Council were chosen pursuant to staggered term provisions as provided in the Tribe’s Constitution. Bruce S. Bozsum, Marilynn R. Malerba, William Quidgeon, Jr., Ralph James Gessner, Jr. and Kathy Reagan-Pyne were elected as members of the Tribal Council. Each of the newly elected Tribal Council members will serve four-year terms, commencing October 5, 2009.

Bruce S. Bozsum, Marilynn R. Malerba, William Quidgeon, Jr. and Ralph James Gessner, Jr. are currently members of the Tribal Council. Kathy Reagan-Pyne will succeed Mark W. Hamilton, who will remain as a member of the Tribal Council until his successor is seated on October 5, 2009. Information concerning material related transactions between the newly elected Tribal Council members and the Authority, as well as information regarding which committees of the Management Board these newly elected Tribal Council members will be named to after they are seated, was unavailable at the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: August 31, 2009	By:	/s/ Allison D. Johnson
Allison D. Johnson
Recording Secretary and Member, Management Board